Exhibit 99.1

PRESS RELEASE DATED April 28, 2005

For Immediate Release
FOR FURTHER INFORMATION CONTACT
MICHAEL SCHRADLE
CHIEF FINANCIAL OFFICER
MICRO LINEAR CORPORATION
2050 CONCOURSE DRIVE
SAN JOSE, CA 95131
(408) 433-5200

Micro Linear Announces First Quarter 2005 Financial Results

SAN JOSE, California, April 28, 2005 — Micro Linear Corporation (NASDAQ: MLIN) announced today its financial results for the first quarter ended March 31, 2005.

Net revenue for the first quarter of 2005 was $4.2 million compared to $4.4 million for the fourth quarter of 2004, and $3.8 million for the comparable first quarter of 2004.

Gross margin for the first quarter of 2005 was $2.2 million, compared to $2.6 million in the fourth quarter of 2004, and up 26% from $1.7 million in gross margin during the comparable first quarter of 2004. The Company reported a net loss for the first quarter of $1.5 million or $0.12 per share compared to a net loss of $1.1 million or $0.09 per share in the fourth quarter of 2004, and $2.7 million loss, or $0.22 per share reported in the first quarter of 2004.

Cash and short-term investments totaled $15.2 million at March 31, 2005, compared to $15.6 million at December 31, 2004, and $15.2 million at March 31, 2004.

“Our financial results for the quarter reflect the seasonally slow demand of our traditional wireless consumer markets,” said Timothy Richardson, President and CEO. “More importantly, we are excited by the commencement of volume shipments of our new PHS product, the ML1900, early in the second quarter, and anticipate that it will have a positive impact in the coming quarters,” he added.

     A conference call to provide expanded comments on this earnings release and other operational issues will be held today at 2:00 p.m. PDT. To participate in the conference call, please dial 1-800-238-9007- (North America) or 1-719-457-2622 (International) prior to 2:00 p.m. PDT.

A recording of the call will be available after 4:00p.m. April 28, 2005 through May 12, 2005 via the following numbers:

North American access phone number: 1-877-203-1112, passcode 4830304
International access phone number: 1-719-457-0820, passcode 4830304

About Micro Linear:
Micro Linear Corporation is a fabless semiconductor company specializing in wireless integrated circuits. In addition to its PHS products, the Company offers a full line of high data rate ISM-band transceivers used in applications such as cordless phones, wireless speakers and headphones, game controllers, voice headsets and other consumer electronic appliances. Micro Linear is one of the few companies to offer transceivers in all three of the most popular unlicensed bands: 900 MHz, 2.4 GHz, and 5.8 GHz. To simplify system design and decrease time to market, Micro Linear also offers starter kits and reference designs. Headquartered in San Jose, California, Micro Linear’s products are available through its authorized representatives and distributors worldwide. For more information, please visit www.microlinear.com.

     Except for the historical information contained herein, the statements in this press release, including, but not limited to, statements regarding the Company’s anticipation that shipments of its ML1900 product will have a positive impact in the coming quarters, are forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future results and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the risks associated with the cyclical nature of the semiconductor industry; changes in the average selling prices of the Company’s products, including the Company’s new ML1900 product; the level of product orders; the ability of customers to cancel, delay or otherwise change orders without significant penalty; new product announcements or introductions by competitors; the market’s acceptance of the Company’s products, including the Company’s new ML1900 product; and other factors that may cause the Company’s business or operating results to fluctuate in the future. Additional risks are detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year-ended January 2, 2005. Statements included in this release are based on information known to the Company as of the date of this release, and the Company assumes no obligation to update information contained in this release.

MICRO LINEAR CORPORATION
CONSOLIDATED BALANCE SHEETS
UNAUDITED
(IN THOUSANDS)

	Mar 31	DEC 31
	2005	2004
ASSETS
CURRENT ASSETS
CASH AND SHORT-TERM INVESTMENTS	$15,205	$15,580
ACCOUNTS RECEIVABLE, net	2,693	2,878
INVENTORIES	1,869	1,770
OTHER CURRENT ASSETS	362	210

TOTAL CURRENT ASSETS	20,129	20,438

PROPERTY, PLANT & EQUIPMENT, NET	560	459
OTHER ASSETS	27	28

TOTAL ASSETS	$20,716	$20,925

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
ACCOUNTS PAYABLE	$2,150	$1,500
ACCRUED LIABILITIES	3,208	2,603

TOTAL CURRENT LIABILITIES	5,358	4,103
STOCKHOLDERS’ EQUITY

COMMON STOCK	15	15
ADDITIONAL PAID-IN CAPITAL	61,415	61,368
ACCUMULATED OTHER COMPREHENSIVE INCOME	(7)	(8)
ACCUMULATED DEFICIT	(25,832)	(24,320)
TREASURY STOCK	(20,233)	(20,233)

TOTAL STOCKHOLDERS’ EQUITY	15,358	16,822

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$20,716	$20,925

MICRO LINEAR CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
UNAUDITED

	THREE MONTHS ENDED
	Mar 31, 2005	Mar 31, 2004
NET REVENUE	$4,247	$3,840
COST OF GOODS SOLD	2,044	2,093

GROSS MARGIN	2,203	1,747
OPERATING EXPENSES:
RESEARCH AND DEVELOPMENT	2,197	2,641
SELLING, GENERAL AND ADMINISTRATIVE	1,606	1,846

TOTAL OPERATING EXPENSES	3,803	4,487
LOSS FROM OPERATIONS	(1,600)	(2,740)
INTEREST AND OTHER INCOME	93	62
INTEREST AND OTHER EXPENSE	(4)	(38)

LOSS BEFORE INCOME TAXES	(1,511)	(2,716)
PROVISION FOR INCOME TAXES	1	4

NET LOSS	$(1,512)	$(2,720)

NET LOSS PER SHARE:
BASIC AND DILUTED NET LOSS PER SHARE	$(0.12)	$(0.22)

NUMBER OF SHARES USED IN PER SHARE COMPUTATION	12,459	12,334

SOURCE: Micro Linear Corporation